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Exhibit 10 (l)

Summary of Compensation Arrangements with Executive Officers
Dated as of January 24, 2006

        The following summarizes the current cash compensation and benefits received by Rollins, Inc.'s (the "Company") Chief Executive Officer and its other four most highly compensated executive officers (the "Named Executive Officers") as of January 1, 2006. It is intended to be a summary of existing oral, at will, arrangements, and in no way is intended to provide any additional rights to any of the Named Executive Officers.

Base Salaries

        The executive officers of the Company serve at the discretion of the Board of Directors. The Compensation Committee of the Board (the "Committee") reviews and determines the salaries that are paid to the Company's executive officers, including the Named Executive Officers. The annual base salaries as of January 26, 2006 are as follows:

R. Randall Rollins, Chairman of the Board	$850,000
Gary W. Rollins, President, Chief Executive Officer and Chief Operating Officer	$1,000,000
Harry J. Cynkus, Chief Financial Officer and Treasurer	$350,000
Michael W. Knottek, Senior Vice President and Secretary	$350,000
Glen Rollins, Vice President	$500,000

        The Named Executive Officers are also eligible to participate in the Company's regular benefit plans and programs, as described below. Compensation paid or earned during fiscal 2005, is included in the Company's 2005 Proxy Statement.

Management Incentive Plan

        All of the executive officers of the Company are eligible to participate in the Plan, at the discretion of Rollins's Compensation Committee. Bonus awards under the Plan provide participants an opportunity to earn an annual bonus in a maximum amount of 80% of base salary or $2 million per individual per year, whichever is less.

        Whether a bonus is payable, and the amount of any bonus payable, is contingent upon achievement of certain performance goals, which are measured according to one or more of the following three targeted financial measures: revenue growth, pretax profit plan achievement, and pretax profit improvement over the prior year.

        Unless sooner amended or terminated by the Compensation Committee, the plan will be in place until April 22, 2008.

        Messrs. Knottek and Cynkus also participate in the Company's Home Office Plan. Under the Home Office Plan, participants receive an opportunity to earn bonuses based on certain key operating initiatives and customer service survey results. The Home Office Plan is implemented through the annual grant of individual bonus opportunities as described above.

Stock Options and Other Equity Awards

        The Named Executive Officers are eligible to receive options and restricted stock under The Company's stock incentive plans, including the 1998 Employee Stock Incentive Plan filed with the March 24, 1998 Proxy Statement for the Annual Meeting held April 28, 1998, in such amounts and with such terms and conditions as determined by the Committee at the time of grant.

Automobile Usage

        Mike Knottek and Harry Cynkus are each entitled to the use of Company-leased automobiles. Both automobiles are self-insured by the Company, and they are leased for $980.35 and $909.96 per month, respectively. Messrs. Knottek and Cynkus each pay the Company $325 per month for their personal use of the automobiles.

Airplane Usage

        The Company requires the Chairman and President & CEO to use Company aircraft for all travel whenever practicable for security reasons. The value of personal aircraft usage will be imputed to them as income from the Company, effective January 1, 2005. This value will be calculated using an aggregate incremental cost method, based on the variable operating costs to the Company, including a gross-up for taxes due.

Other Benefits

        The Named Executive Officers also participate in the Company's regular employee benefit programs, which include a defined benefit retirement plan, a 401(k) plan with Company match, group medical and dental coverage, group life insurance and other group benefit plans. They are also provided with additional life insurance benefits, as well as long-term disability. The Named Executives Officers are also eligible to participate in the Company's deferred compensation plan.

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Summary of Compensation Arrangements with Executive Officers Dated as of January 24, 2006